Brookfield Office Properties Inc.

MPG Office Trust – Announced Acquisition

•	Last week, BPO and institutional fund partners announced agreement to acquire MPG Office Trust Inc.

•	The transaction is contingent upon approval from MPG shareholders

•	Upon closing, expected in Q3 2013, the fund will own BPO’s existing downtown L.A. assets and all of the assets of

MPG

•	The fund will own a sizeable portfolio of the highest quality assets in downtown L.A.:
•	Bank of America Plaza (BPO)
•	601 S. Figueroa (BPO)

•	Ernst & Young Tower (BPO)

•	Wells Fargo Tower (MPG)

•	Gas Company Tower (MPG)

•	KPMG Tower (MPG)
•	777 Tower (MPG)

•	The fund will also acquire FIG@7th, BPO’s newly redeveloped retail complex, as well as a strategically located development site adjacent to FIG@7th and two of the office towers.

•	BPO will own approximately 47% of the fund and will handle asset management, leasing and property operations.

• Downtown Los Angeles is a dynamic urban market, featuring modern transportation infrastructure, a growing residential population and access to a diverse labor pool.

MPG Acquisition –Market Reaction

“Congratulations on accumulating one of the strongest urban assemblages nationally and continuing the tradition of improving the workplace and community.”

-Carl Muhlstein, Jones Lang LaSalle (direct e-mail)

“They are absolutely a first-class landlord; these guys are the real deal. Brookfield buying the rest of MPG’s portfolio is like putting together Chrysler, Ford and General Motors. It’s that impactful.”

-John Cushman, Chairman of Cushman & Wakefield (as quoted in LA Times)

“It’s an interesting asset management move. The resultant structure: (1) eliminates a weak owner from the downtown LA market; (2) gives BPO greater market presence; and, 3) allows BPO to leverage its asset management platform as the fee-for-service manager of the Fund . We see a neutral near-term impact, with improved return potential over time.”

-Neil Downey, RBC Capital Markets

(represents general consensus of BPO’s equity analysts